Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 11, 2013, relating to the financial statements and financial statement schedules of Kilroy Realty Corporation and Kilroy Realty, L.P., and the effectiveness of Kilroy Realty Corporation’s and Kilroy Realty, L.P’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Kilroy Realty Corporation and Kilroy Realty, L.P. for the year ended December 31, 2012, and to the reference to us under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Los Angeles, California
October 1, 2013